Exhibit 99.1

Media General Reports Third-Quarter 2006 Results

          RICHMOND, Va., Oct. 11 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income for the third quarter of 2006 of $20.6 million, or 87 cents per diluted share, including an after-tax gain of $11.8 million, or 50 cents per share, from the sale of several CBS television stations. Excluding the gain, income in the third quarter was $8.8 million, or 37 cents per share. Net income in the 2005 third quarter was $9.8 million, or 41 cents per diluted share.

          Media General announced the completion of the sale of its CBS television station in Wichita, Kan., together with its three satellite stations, on September 25, 2006. The sales of three other CBS stations are expected to close this month.

          “Media General’s third-quarter profit reflects various components and the most significant relate to acquisitions and divestitures. The purchase of four NBC stations, effective the first day of the third quarter, is reflected in higher Broadcast Division profits, as well as increased interest expense and acquisition intangibles amortization,” said Marshall N. Morton, president and chief executive officer.  “As expected, the acquisition immediately and significantly improved the Broadcast Division’s operating margin, and it drove meaningful growth in its revenues and segment cash flow,” he said.

          “Other factors impacting our third-quarter earnings were lower Publishing Division profit and the addition of $1.4 million in stock option expense in this period, partially offset by a $2.6 million increase in equity income from our investment in SP Newsprint and a nearly 50 percent improvement in the operating performance of our Interactive Media Division,” said Mr. Morton.

          Total revenues in the third quarter of 2006 were $241 million, a 14.3 percent increase, including the new NBC stations. Excluding the stations, revenues increased 2.5 percent.

          Publishing Division profit for the quarter declined 12 percent, reflecting a decrease in total revenues of 0.8 percent and an increase in total expenses of 1.8 percent. Newspaper advertising revenues were even with last year’s third quarter, and reflected an increase in Retail revenues offset by declines in National and Classified revenues.

          Retail revenues increased 1.8 percent, driven mostly by new products and services. The Tampa Tribune and its associated daily newspapers generated a 2.3 percent increase in Retail revenues, mostly the result of higher spending in the grocery store and home improvement categories, as well as new products and special sections. At the Richmond Times-Dispatch, Retail revenues declined 1.4 percent, due to lower spending in the medical, financial and travel categories, partially offset by new products revenues. The Winston-Salem Journal generated a 9.3 percent increase in Retail revenues from new products as well as higher spending in the department store, home improvement and office supply categories. Retail revenues for the Community Newspaper group rose 0.7 percent.

          Classified advertising revenues in the quarter declined less than one percent. Media General’s results included solid growth in real estate advertising, further reductions in the automotive category, and softening of help-wanted advertising in line with the deceleration of job growth in the U.S. The Richmond Times-Dispatch generated a 2.2 percent increase in Classified revenues, reflecting a 32.3 increase in real estate revenues and a 5.9 percent rise in help-wanted revenues, partially offset by a 30 percent decrease in automotive revenues.  At The Tampa Tribune, Classified revenues decreased 1.9 percent, reflecting a 37 percent increase in real estate revenues, and declines of 21.9 percent and 18.4 percent in automotive and help-wanted revenues, respectively.  At the Winston-Salem Journal, Classified revenues declined 7.1 percent, including a 26.6 percent decrease in automotive revenues, a 12.8 percent decrease in help-wanted revenues, and an increase of 5.3 percent in real estate revenues. The Community Newspapers group posted a 0.9 percent increase in Classified revenues.

          Help-wanted linage for the company’s three metro newspapers declined 11.2 percent and revenue decreased by 8.1 percent. Employment linage at The Tampa Tribune and Richmond Times-Dispatch decreased 28.4 percent and 4.9 percent, respectively, while the Winston-Salem Journal generated an 8.8 percent increase. Real estate linage at the three metros increased 21.6 percent, and automotive linage was down 25.1 percent, reflecting further reductions in dealer spending on top of last year’s cutbacks.

          National advertising revenues for the quarter decreased 6.4 percent. The Richmond Times-Dispatch generated an increase of 0.6 percent, mainly the result of higher spending in the insurance and movie categories. The Winston-Salem Journal was up 8.7 percent, primarily reflecting higher telecommunications and financial advertising. These increases were offset by an 8.9 percent decline at The Tampa Tribune, which resulted from lower spending in the telecommunications, financial and automotive categories.

          While Circulation revenues for the third quarter declined $1.3 million, or 6.3 percent, approximately 55 percent of the decrease was due to the elimination of subsidies to independent carriers at several newspapers. Excluding the impact of carrier subsidies, Circulation revenues declined only 2.8 percent. Six Media General newspapers posted increases in net-paid Daily Circulation and six did so for Sunday, while overall volume decreased.

          Publishing Division expense growth in the quarter was mostly the result of higher-than-normal bad debt expense and a 6.1 percent increase in depreciation and amortization, resulting from capital investment in a new printing facility and a new advertising system. Salary expense was up nominally in the quarter, due to keeping unfilled positions open, and employee benefits expense increased only 1.1 percent.  Newsprint expense declined 0.9 percent, as the result of lower consumption offsetting higher prices. The average price per ton increased $67, or 12.4 percent, from the year-ago quarter.

          Broadcast Division profit for the quarter increased 83 percent to $21.9 million, including the new stations. Excluding the new stations, segment profit increased 33 percent. Total Broadcast revenues grew 45.4 percent, to $94.2 million, including the new stations, primarily driven by strong Political revenues. Excluding the four new stations, total revenues were up 7.2 percent. Political revenues of $ 11.5 million were up from last year’s $445,000, and the new stations generated $5.1 million of the total.

          The significant growth in Political revenues was driven by the gubernatorial races in Rhode Island, Florida and Ohio and by U.S. Senate campaigns in Rhode Island, Ohio, Florida and Tennessee, augmented by issue spending in Rhode Island, Florida and Ohio.

          Gross time sales increased $34.8 million, or 55 percent, including the new stations, and gross time sales increased 9.3 percent, excluding the new stations.

          Local time sales grew $12.3 million, or 28.9 percent, including the new stations. Excluding these stations, Local time sales decreased 2.3 percent. Higher spending in the furniture, services and telecommunications categories was offset by lower automotive and fast food advertising.

          National time sales increased $11.5 million, or 55.6 percent. Excluding the new stations, National time sales rose 4.8 percent. Categories showing increases for the quarter included services, furniture and telecommunications, while the most significant category showing a decline was corporate.

          Broadcast expenses for the quarter increased less than one percent, excluding the new stations, and reflected the benefit of cost-saving initiatives the division implemented earlier this year. The increase primarily reflected higher salaries and sales commissions.

          Interactive Media Division revenues set a quarterly record of $7.3 million and increased nearly 40 percent over the 2005 quarter, including Web sites associated with the new NBC stations. The growth reflected continued strong online Classified advertising, up 13.8 percent, and higher Local revenues, which increased 63.4 percent as the result of continued growth in banner and Retail advertising. National/Regional revenues more than doubled. Revenues from the Blockdot advergaming business rose 45 percent, which reflected new products and new advertisers. Page views and visitor sessions for the third quarter rose 29 percent each, including the new stations’ Web sites.

          EBITDA (income from continuing operations before accounting change, interest, taxes, depreciation and amortization) in the third quarter of 2006 was $48 million, compared with $38.7 million in the 2005 period. After-Tax Cash Flow was $26.4 million compared to $25.5 million in the prior year. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $1.2 million, compared with $9.5 million in the prior-year period, reflecting a $9.2 million increase in capital expenditures in the 2006 period.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook

          For the Publishing Division in the fourth quarter, the company currently expects revenue growth of 5 percent to 7 percent, driven mostly by the 53rd week in 2006, which occurs the last week of December.

          For the Broadcast Division in the fourth quarter, gross time sales are expected to increase approximately 70 percent, including the four NBC stations. Political revenues are projected to be approximately $25 million in the fourth quarter, including the new stations.

          Media General remains cautious that its current expectations could quickly change depending on economic conditions.

          Conference Call and Webcast

          The company will hold an earnings conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-866-770-7129 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. and ending on October 18 at 1 p.m., by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 50926001.

          Forward-Looking Statements

          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

          About Media General

          Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 26 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and nearly 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending

(Unaudited, in thousands except per share amounts)	Sept. 24, 2006	Sept. 25, 2005	Sept. 24, 2006	Sept. 25, 2005

Revenues	$240,992	$210,902	$688,493	$642,481
Operating costs:
Production	109,270	94,873	302,791	278,632
Selling, general and administrative	87,574	78,966	256,204	238,735
Depreciation and amortization	18,695	15,583	52,902	47,092

Total operating costs	215,539	189,422	611,897	564,459

Operating income	25,453	21,480	76,596	78,022

Other income (expense):
Interest expense	(16,837)	(7,097)	(32,485)	(21,956)
Investment income - unconsolidated affiliates	3,450	891	8,289	2,329
Gain on sale of Denver	—	(3)	—	33,270
Other, net	444	791	909	1,586

Total other income (expense)	(12,943)	(5,418)	(23,287)	15,229

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	12,510	16,062	53,309	93,251
Income taxes	4,766	6,111	19,964	36,007

Income from continuing operations before cumulative effect of change in accounting principle	7,744	9,951	33,345	57,244
Discontinued operations
Income (loss) from discontinued operations (net of tax)	1,024	(189)	2,266	200
Net gain of sale of operations (net of tax)	11,802	—	11,802	—
Cumulative effect of change in accounting principle (net of tax)	—	—	—	(325,453)

Net income (loss)	$20,570	$9,762	$47,413	$(268,009)

Net income (loss) per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$0.33	$0.42	$1.41	$2.43
Discontinued operations	0.54	(0.01)	0.60	0.01
Cumulative effect of change in accounting principle	—	—	—	(13.84)

Net income (loss) *	$0.87	$0.41	$2.01	$(11.40)

Net income (loss) per common share - assuming dilution:
Income from continuing operations before cumulative effect of change in accounting principle	$0.33	$0.42	$1.40	$2.39
Discontinued operations	0.54	(0.01)	0.59	0.01
Cumulative effect of change in accounting principle	—	—	—	(13.62)

Net income (loss) *	$0.87	$0.41	$1.99	$(11.22)

Weighted-average common shares outstanding:
Basic	23,601	23,558	23,593	23,511
Diluted	23,772	23,973	23,782	23,886

*

Net income per share for the third quarter 2006 included a $0.50 per share net gain from the disposal of certain CBS television stations. Absent this gain, income from the operations of the continuing and discontinued operations combined was $0.37 per share.

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended September 24, 2006
Consolidated revenues	$140,914	$94,245	$7,323	$(1,490)	$240,992

Segment operating cash flow	$30,074	$27,753	$(114)		$57,713
Allocated amounts:
Equity in net loss of unconsolidated affiliate			(19)		(19)
Depreciation and amortization	(6,306)	(5,834)	(323)		(12,463)

Segment profit (loss)	$23,768	$21,919	$(456)		45,231

Unallocated amounts:
Interest expense					(16,837)
Investment income-SP Newsprint					3,469
Acquisition intangibles amortization					(4,924)
Corporate expense					(10,472)
Other					(3,957)

Consolidated income from continuing operations before income taxes					$12,510

Quarter Ended September 25, 2005
Consolidated revenues	$142,100	$64,796	$5,248	$(1,242)	$210,902

Segment operating cash flow	$32,960	$15,953	$(585)		$48,328
Allocated amounts:
Equity in net income of unconsolidated affiliate			3		3
Gain on sale of Denver	(3)				(3)
Depreciation and amortization	(5,942)	(3,976)	(316)		(10,234)

Segment profit (loss)	$27,015	$11,977	$(898)		38,094

Unallocated amounts:
Interest expense					(7,097)
Investment income-SP Newsprint					888
Acquisition intangibles amortization					(4,163)
Corporate expense					(9,556)
Other					(2,104)

Consolidated income from continuing operations before income taxes					$16,062

Nine Months Ended September 24, 2006
Consolidated revenues	$439,928	$233,176	$20,039	$(4,650)	$688,493

Segment operating cash flow	$101,934	$69,930	$(1,099)		$170,765
Allocated amounts:
Equity in net income of unconsolidated affiliate			95		95
Depreciation and amortization	(19,056)	(15,670)	(1,048)		(35,774)

Segment profit (loss)	$82,878	$54,260	$(2,052)		135,086

Unallocated amounts:
Interest expense					(32,485)
Investment income-SP Newsprint					8,194
Acquisition intangibles amortization					(13,251)
Corporate expense					(31,884)
Other					(12,351)

Consolidated income from continuing operations before income taxes					$53,309

Nine Months Ended September 25, 2005
Consolidated revenues	$431,993	$199,303	$14,671	$(3,486)	$642,481

Segment operating cash flow	$105,635	$56,355	$(1,671)		$160,319
Allocated amounts:
Equity in net income of unconsolidated affiliates	221		162		383
Gain on sale of Denver	33,270				33,270
Depreciation and amortization	(17,590)	(12,323)	(1,169)		(31,082)

Segment profit (loss)	$121,536	$44,032	$(2,678)		162,890

Unallocated amounts:
Interest expense					(21,956)
Investment income-SP Newsprint					1,946
Acquisition intangibles amortization					(12,165)
Corporate expense					(30,497)
Other					(6,967)

Consolidated income from continuing operations before income taxes and cumulative effect of change in accounting principle					$93,251

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	September 24, 2006	December 25, 2005

ASSETS
Current assets:
Cash and cash equivalents	$14,181	$14,977
Receivables
Trade - net	127,499	117,638
Due from sale *	74,733	—
Inventories	11,440	7,808
Other	50,301	33,649
Assets of discontinued operations	60,797	115,100

Total current assets	338,951	289,172

Investments in unconsolidated affiliates	89,736	83,227
Other assets	64,905	57,377
Property, plant and equipment - net	480,955	420,111
Excess of cost over fair value of net identifiable assets of acquired businesses - net	934,943	645,437
FCC licenses and other intangibles - net	726,341	480,030

Total assets	$2,635,831	$1,975,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,742	$26,414
Accrued expenses and other liabilities	117,910	81,719
Liabilities of discontinued operations	2,879	3,919

Total current liabilities	152,531	112,052

Long-term debt	970,500	389,984
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	316,436	308,129
Other liabilities and deferred credits	130,820	154,043
Stockholders’ equity	970,224	915,826

Total liabilities and stockholders’ equity	$2,635,831	$1,975,354

*	Represents a receivable related to the sale of certain television stations in Kansas of approximately $75 million; cash was received on September 25, 2006.

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending

(Unaudited, in thousands)	Sept. 24, 2006	Sept. 25, 2005	Sept. 24, 2006	Sept. 25, 2005

Income from continuing operations before cumulative effect of change in accounting principle*	$7,744	$9,951	$33,345	$57,244
Interest	16,837	7,097	32,485	21,956
Taxes	4,766	6,111	19,964	36,007
Depreciation and amortization	18,695	15,583	52,902	47,092

EBITDA from continuing operations before cumulative effect of change in accounting principle*	$48,042	$38,742	$138,696	$162,299

Income from continuing operations before cumulative effect of change in accounting principle*	$7,744	$9,951	$33,345	$57,244
Depreciation and amortization	18,695	15,583	52,902	47,092

After-tax cash flow*	$26,439	$25,534	$86,247	$104,336

After-tax cash flow*	$26,439	$25,534	$86,247	$104,336
Capital expenditures	25,236	16,084	69,667	48,724

Free cash flow	$1,203	$9,450	$16,580	$55,612

*	Year to date includes a $33.3 million ($19.4 million after tax) gain on the 2005 sale of the Company’s investment in The Denver Post Corporation.

SOURCE  Media General, Inc.
          -0-                                        10/11/2006
          /CONTACT:  Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748, both of Media General, Inc./
          /First Call Analyst: /
          /FCMN Contact: etucker@mediageneral.com /
          /Web site:  http://www.mediageneral.com/
          (MEG)

CO:  Media General, Inc.
ST:  Virginia
IN:  PUB TVN ADV
SU:  ERN CCA ERP